Exhibit 4.16

Loan Agreement

This Loan Agreement (hereinafter referred to as this “Agreement”) is entered into in Changning District, Shanghai Municipality, PRC as of March 10, 2016, by and between:

Party A: Qunar Cayman Islands Limited

Address:

Party B: C-Travel International Limited

Address:

(collectively, the “Parties”, and each a “Party”)

WHEREAS:

Party B, in order to fund its daily working capital, intends to borrow the loan from Party A, and Part A agrees to provide the loan to Party B.

NOW, THEREFORE, the Parties through consultation hereby agree upon, and shall be bound by, the following terms:

1. Loan

1.1 Party A agrees to lend to Party B 285,000,000 US Dollars in the aggregate (hereinafter referred to as the “Loan”). The term of the Loan shall commence from March 10, 2016 (hereinafter referred to as the “Commencement Date”) until March 9, 2019. Party A shall disburse the Loan to the bank account as set below in a lump sum before the Commencement Date. Once Part A has completed such remittance, Party A’s obligations to disburse the Loan shall be deemed to be fully discharged.

Account name: C-TRAVEL INTERNATIONAL LIMITED

Account number: ***********

Accounting bank: **************

1.2 The Loan under this Agreement is interest-free, and Party B is not required to pay interest to Party A.

2. Purpose of Loan

2.1 Party B undertakes that the received proceeds of the Loan shall be used to fund its daily working capital. Party B shall not use the proceeds for any other purpose without Party A’s written consent.

3. Repayment

3.1 Party B shall repay the Loan to Party A on or prior to the maturity date of the Loan. Part B may repay the loan in advance according to the actual usage of funds, provided that Party B shall notify Party A of such early repayment fifteen (15) days in advance.

3.2 In the event that Party B cannot repay the Loan on schedule, Party B shall make an extension application to Party A at least thirty (30) days before the maturity date of the Loan, and Party A may decide to approve the extension or not according to the actual situation.

3.3 If Party A requires early repayment temporarily, Party A shall deliver sixty (60) days’ notice in advance to Party B. This Agreement shall terminate upon Party B having repaid all the Loan to Party A.

4. Breach of Agreement

4.1 Upon the happening of any of the following event:

(1) if Party B fails to repay the Loan when due in accordance with this Agreement even after Party A’s written demand;

(2) if Party B ceases to carry on its business, or is declared bankrupt, dissolved, revoked of its business license, canceled, or involved in material economic disputes, or experiences deterioration of financial conditions;

(3) if Party B fails to use the Loan in accordance with the purpose specified in this Agreement; or

(4) if any significant events happened to Party B which will or may endanger or damage Party A’s rights and interest.

Party A shall have the right to demand Party B to repay the Loan and other expenses immediately. The date on which Party A demands Party B to repay the foresaid amount shall be the maturity date of the Loan under this Agreement.

4.2 If Party B fails to repay the principal on schedule, Party A shall have the right to charge Party B at a rate of 0.01% per day of the principal as penalty for late repayment.

5. Taxation and Expenses

5.1 Each party shall bear its own cost pursuant to the laws of Hong Kong in connection with the preparation and execution of this Agreement and the performance of the transaction under this Agreement, including but not limit to any and all transfer and registration taxes, expenses and costs incurred.

6. Force Majeure

6.1 “Force Majeure” means any event which is beyond the reasonable control of any party and which by the exercise of reasonable care the Party affected is unable to avoid, including but not limited to governmental act, natural force, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, the insufficient in credit-worthiness, funds and financing shall not be regarded as matters beyond the reasonable control of one Party. Any Party seeking to exempt its liabilities of performance hereunder as the result of Force Majeure, shall notify the other Party of such matter of exemption as soon as possible and shall inform the other Party the steps it would need to take to fulfill the performance.

6.2 If a Party is prevented or delayed from performing any of its obligations under this Agreement due to the Force Majeure, the Party affected is excused performance of such obligations hereunder within the scope of such prevention or delay. The Party affected shall take reasonable steps to minimize or eliminate the effect as the result of Force Majeure and shall exercise efforts to resume the performance prevented or delayed due to Force Majeure. Once the event of Force Majeure eliminated, each party agrees to use its best efforts to resume the performance of its obligations under this Agreement.

7. Confidentiality

7.1 Each Party agrees to takes it best and reasonable effort to keep any confidential data or information received in connection with this cooperation between both Parties (hereinafter referred to as the “Confidential Information”) in confidential. No Party shall disclose, afford or transfer the Confidential Information to any third party without obtaining the other party’s written consent in advance.

7.2 Both Parties agree that the Clause 7.1 shall continue to apply after amendment, cancellation or termination of this Agreement without limit in time.

8. Dispute Resolution

8.1 Any dispute arising out of or relating to this Agreement, or the interpretation or performance hereof, shall first be subject to resolution through consultation in good faith of the Parties to such dispute. If the dispute cannot be resolved through consultation, the dispute can be submitted to the Hong Kong International Arbitration Centre (the “HKIAC”) by either party, and shall be settled in accordance with the HKIAC’s rules then in effect. The arbitration shall be conducted in Hong Kong, and the arbitration proceedings shall be conducted in Chinese. The award of the arbitration shall be final and binding on the Parties.

8.2 This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region.

9. Miscellaneous

9.1 The headings in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement or otherwise affect the meanings of provisions of this Agreement.

9.2 The Parties agree to quickly sign any documents which are reasonable and necessary for carrying out the provisions and purpose of this Agreement or which are favorable for the Parties, and to take further actions reasonable and necessary or favorable for the Parties to carry out the provisions and purpose of this Agreement.

9.3 The Parties confirm that, upon coming into effect, this Agreement constitutes the entire agreement and consensus between the Parties in respect of the subject matters of this Agreement and supersede any previous oral and/or written agreements and consensus relating to the subject matters hereof.

9.4 If one or more provisions of this Agreement shall be void, invalid, illegal or unenforceable under any applicable laws or upon a ruling made by the competent court or an arbitral award made by an arbitration institution, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired in any way. The Parties hereto shall cease to fulfill the void, invalid, illegal or unenforceable provisions and shall modify such provisions within the scope closest to the original meaning of such provisions only to the degree that the modification to such provisions are valid and enforceable to such specific facts and conditions.

9.5 Party B shall not assign any of its rights, interests or obligations under this Agreement without the prior written consent of Party A.

9.6 Either Party’s failure to exercise of its rights under this Agreement in a timely manner shall neither constitute its waiver of such right, nor affect the Party’s future exercise of such rights.

9.7 Matters not mentioned herein shall be settled in separate supplementary agreements by the Parties. The Parties hereto may amend or supplement this Agreement by means of written agreements. The amended agreements and/or supplementary agreements duly signed by both Parties hereto shall be an integral part of this Agreement, with the same force and effect.

9.8 This Agreement shall be executed in two (2) sets of originals which shall have the same legal effect, and each party shall hold one (1) set.

[Remainder of this page is intentionally left blank.]

[Signature Page to the Loan Agreement]

Party A: Qunar Cayman Islands Limited

Sealed by Company or Signed by Authorized Representative:

Party B: C-TRAVEL INTERNATIONAL LIMITED

Sealed by Company or Signed by Authorized Representative: